Exhibit 99.1

Voxware Announces Fiscal 2005 Third Quarter Results

Record Operating Income, Revenue Growth, and Increase in Cash Balances

PRINCETON, NJ — April 26, 2005 - Voxware, Inc. (OTC: VOXW), a leading supplier of voice-based solutions for the logistics workforce, announced financial results for the quarter and nine months ended March 31, 2005.

Three Months Ended March 31
	2005	2004	% Change
	(in thousands)		(positive numbers indicate favorable variance, numbers in () indicate unfavorable variance)
Total Revenues	$ 4,982	$ 3,278	+52%
Net Income/(Loss) applicable to common stockholders	$ (160)	$ (2,460)	+93%

Nine Months Ended March 31
	2005	2004	% Change
	(in thousands)		(positive numbers indicate favorable variance, numbers in () indicate unfavorable variance)
Total Revenues	$ 12,162	$ 7,881	+70%
Net Income/(Loss) applicable to common stockholders	$ (1,311)	$ (6,167)	+79%

“This quarter was a record for the Company in a number of respects,” stated Tom Drury, Voxware’s CEO. “First, we set another revenue record. Second, we achieved an operating profit of $598,000, excluding $512,000 in amortization of deferred employee compensation associated with stock option issuances (a non-cash item). Voxware believes this is an important measure of overall financial health of the Company because it is more closely correlated to cash flow. And third, we were cash flow positive for the quarter and nine months, with our accounts receivable and cash increasing to nearly $5 million.

About Voxware

Voxware’s corporate headquarters are in Lawrenceville, New Jersey, with operating offices in Cambridge, Massachusetts and the United Kingdom. Additional information about Voxware can be obtained on the Internet at www.voxware.com.

For Additional Information:
Press Contact:            Investor Relations Contact:
Steve Gerrard             IR@voxware.com
Voxware, Inc.
609.514.4100 x4110

This news release may contain forward-looking statements. Such statements are subject to certain factors that may cause Voxware’s plans to differ or results to vary from those expected including the risks associated with Voxware’s need to introduce new and enhanced products and services in order to increase market penetration and the risk of obsolescence of its products and services due to technological change; Voxware’s need to attract and retain key management and other personnel with experience in providing integrated voice-based solutions for logistics, specializing in the supply chain sector; the potential for substantial fluctuations in Voxware’s results of operations; competition from others; Voxware’s evolving distribution strategy and dependence on its distribution channels; the potential that speech products will not be widely accepted; Voxware’s need for additional capital; and a variety of risks set forth from time to time in Voxware’s filings with the Securities and Exchange Commission. Voxware undertakes no obligation to publicly release results of any of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

(Tables to Follow)

Corporate Headquarters    |   168 Franklin Corner Road, Lawrenceville, NJ 08648     |   Tel: 609. 514.4100    |    Fax: 609. 514.4101

Voxware, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except per share data)
	March 31, 2005	June 30, 2004
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,505	$1,124
Accounts receivable, net of allowance for doubtful accounts of $113 and
$114, at March 31, 2005 and June 30, 2004, respectively	3,434	2,854
Inventory, net	492	324
Prepaids and other current assets	73	397
Total current assets	5,504	4,699

PROPERTY AND EQUIPMENT, NET	196	247
OTHER ASSETS
Deferred financing costs, net	307	438
Other assets, net	37	29
Total other assets	344	467
TOTAL ASSETS	$6,044	$5,413

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Current portion of long-term debt	$666	$363
Accounts payable and accrued expenses	3,254	3,572
Payroll tax, penalties and interest payable	51	54
Preferred stock rescission liability	-	2,051
Deferred revenues	1,232	601
Total current liabilities	5,203	6,641
Long-term debt, net of current maturities	501	1,013
Total Liabilities	5,704	7,654

STOCKHOLDERS' EQUITY (DEFICIT)
7% cumulative Series D convertible preferred stock, $.001 par value, ($9,744 and $9,891 aggregate liquidation preference at March 31, 2005 and
June 30, 2004, respectively); 649,621,940 and 659,424,187 shares issued
and outstanding at March 31, 2005 and June 30, 2004, respectively	650	660
Common stock, $.001 par value, 1,500,000,000 and 1,035,000,000 shares authorized as of March 31, 2005 and June 30, 2004, respectively;
68,392,577 and 46,043,621 shares issued and outstanding at
March 31, 2005 and June 30, 2004, respectively	68	46
Additional paid-in capital	70,645	67,856
Accumulated deficit	(66,653)	(65,866)
Deferred compensation	(4,432)	(4,937)
Accumulate other comprehensive gain	62	-

Total stockholder's equity (deficit)	340	(2,241)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$6,044	$5,413

Financial statements should be read in conjunction with the Notes to Consolidated Financial Statements contained in Forms 10-K, 10-K/A, 10-QSB and 10-QSB/A.

Voxware, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
REVENUES
Product revenues	$4,470	$2,956	$10,745	$7,153
Services revenues	512	322	1,417	728
Total revenues	4,982	3,278	12,162	7,881

COST OF REVENUES
Cost of product revenues	1,502	1,101	3,401	3,125
Cost of service revenues	689	397	2,326	1,053
Total Cost of Revenues	2,191	1,498	5,727	4,178
GROSS PROFIT	2,791	1,780	6,435	3,703

OPERATING EXPENSES
Research and development	623	825	1,582	2,209
Sales and marketing	856	575	2,020	2,552
General and administrative	714	1,919	2,195	3,489
Amortization of deferred employee compensation	512	653	1,232	1,058

Total operating expenses	2,705	3,972	7,029	9,308

OPERATING INCOME (LOSS)	86	(2,192)	(594)	(5,605)

OTHER EXPENSES
Interest expense	(62)	(60)	(185)	(65)
Other expenses, net	(13)	(67)	(8)	(88)

NET INCOME (LOSS)	11	(2,319)	(787)	(5,758)

Dividends-Series D convertible preferred stock	(171)	(141)	(524)	(409)

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(160)	$(2,460)	$(1,311)	$(6,167)

NET LOSS PER SHARE APPLICABLE TO COMMON STOCKHOLDERS
Basic and diluted	$(0.00)	$(0.07)	$(0.02)	$(0.19)

Weighted average number of shares used in computing net loss per common share
Basic and diluted	63,205	36,684	54,165	33,256

Financial statements should be read in conjunction with the Notes to Consolidated Financial Statements contained in Forms 10-K, 10-K/A, 10-QSB and 10-QSB/A.